EXHIBIT 14.1

UNIVERSAL CAPITAL MANAGEMENT, INC.
CODE OF ETHICS

(Adopted as of April 11, 2005)

I.	Preamble.

The officers, directors, certain employees, and other affiliated persons (as that term is defined in the Act) of Universal Capital Management, Inc. (the “Company”), will, in varying degrees, participate in or be aware of decisions made to implement the investment policies of the Company.

Accordingly, the officers, directors, certain employees, and other affiliated persons of the Company act as fiduciaries to the Company who must at all times place the interests of stockholders of the Company first. All conduct of such individuals should comport with the highest standards of ethics to avoid any actual or potential conflicts of interest. Specifically, the officers, directors, certain employees, and other affiliated persons of the Company must not take inappropriate advantage of their respective positions with or on behalf of the Company, especially with regard to personal investing, and are required to comply with the compliance policies and procedures adopted by the Company, which policies and procedures identify applicable requirements under the Federal Securities Laws. This Code of Ethics has therefore been adopted by the Board of Directors of the Company with the intent of preventing any intentional or unintentional transgression by establishing high standards for conduct, without unduly interfering with the privacy and freedom of the individuals concerned. This Code of Ethics is intended to satisfy the requirements of Rule 17j-1(c) promulgated under the Act.

II.	Scope.

This Code of Ethics is intended to avoid a possible conflict of interest between the officers, directors, certain employees, and other affiliated persons, on the one hand, and the Company on the other hand, in connection with making investment decisions and using for the benefit of a Personal Account information relating to transactions being or to be recommended to the Company. This Code of Ethics is also intended to provide appropriate protection of Nonpublic Material Information received by officers, directors, employees and other affiliated persons of the Company.

III.	Applicability.

Except as otherwise provided in Section VI hereof, the provisions of this Code of Ethics shall apply to all directors, officers, employees, and other affiliated persons of the Company.

IV.	Definitions.

A. “Access Person” shall mean any director, officer, or Advisory Person of the Company.

B. “Act” shall mean the Investment Company Act of 1940, as amended.

C. “Advisory Person” of the Company shall mean:

(i) Any employee of the Company (or of any company in a Control relationship to the Company) who, in connection with his or her regular functions or duties, has access to, makes, participates in, or obtains (A) Nonpublic Information regarding the portfolio holdings of the Company or (B) information regarding the purchase or sale of a Security by the Company, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

(ii) Any natural person in a Control relationship to the Company who obtains information concerning recommendations made to the Company with regard to the purchase or sale of a Security.

D. “Automatic Investment Plan” shall mean a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

E. “Beneficial Ownership” of securities by any person subject to this Code of Ethics shall mean ownership of record and beneficially and also direct or indirect beneficial interest in Securities, including all Securities in the name of or for the direct or indirect benefit of such person’s spouse, minor children, or any individual living with him or her or to whose support such person substantially contributes.

F. “Compliance Officer” shall mean the person designated by the Board of Directors of the Company to administer this Code of Ethics.

G. “Control” shall have the meaning set forth in Section 2(a)(9) of the Act.

H. “Covered Persons” shall include officers, directors, employees, and other affiliated persons of the Company.

I. “Federal Securities Laws” shall mean the Securities Act, the Securities Exchange Act, the Sarbanes-Oxley Act of 2002, the Act, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the U.S. Department of the Treasury.

J. “Initial Public Offering” shall mean an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act.

K. “Interested Person” shall have the meaning set forth in Section (2)(a)(19) of the Act.

L. “Limited Offering” shall mean an offering that is exempt from registration under the Securities Act pursuant to section 4(2) or section 4(6) or pursuant to Rules 504 or 505 under the Securities Act.

M. “Material Information” shall mean information that a reasonable investor would be likely to consider important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of the Securities of a company or other issuer. Information that should be considered material includes, but is not limited to: dividend changes; earnings estimates; changes in previously released earnings estimates; the threat, commencement or resolution of litigation; significant merger or acquisition proposals or agreements; undisclosed or threatened regulatory actions; significant product or resource discoveries; proposed new business activities and extraordinary management developments.

N. “Nonpublic Information” shall mean information that is not generally available to ordinary investors in the marketplace.

O. “Nonpublic Material Information” shall mean Material Information that is Nonpublic Information.

P. “Personal Account” of any person subject to this Code of Ethics shall mean: (i) an account containing securities as to which such person has Beneficial Ownership; (ii) each account of any other individual or entity whose accounts are managed or controlled by or through such person; and (iii) each account of any other individual or entity to whom such person gives advice with regard to the acquisition or disposition of securities, other than the Company; provided, however, that the term “Personal Account” shall not be construed in a manner which would impose a limitation or restriction on the normal conduct of business by directors, officers, employees, and affiliates of the Company.

Q. “Purchase or sale of a Security” shall include, among other things, the writing of an option to purchase or sell a Security.

R. “SEC” shall mean the Securities and Exchange Commission.

S. “Securities Act” shall mean the Securities Act of 1933, as amended.

T. “Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

U. “Security” shall have the meaning set forth in section 2(a)(36) of the Act, except that it shall not include securities issued by the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper, shares of registered open-end Investment Companies, short-term debt securities which are “government” securities within the meaning of Section 2(a)(16) of the Act and such other money market instruments as are designated by the Company’s Board of Directors from time to time as excluded from the definition of “Security” under this Code of Ethics.

V. “Security Held or to be Acquired” by the Company shall mean any Security which, within the most recent 15 days, (i) is or has been held by the Company, or (ii) is being or has been considered by the Company for purchase by the Company and any option to purchase or sell, and any security convertible into or exchangeable for such Security.

V.	Standards of Conduct.

A. Conflict of Interest - General Rule. In any matter involving both the Personal Account of a person to whom this Code of Ethics is applicable and Securities Held or to be Acquired by the Company, such person shall resolve any known or reasonably anticipated conflict of interest in favor of the Company.

B. Fraudulent Purchase or Sale. No Access Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security Held or to be Acquired by the Company: (i) employ any device, scheme or artifice to defraud the Company; (ii) make to the Company any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading; (iii) engage in any act, practice or course of business which would operate as a fraud or deceit on the Company; or (iv) engage in any manipulative practice with respect to the Company.

C. Prohibited Transactions.

1. Purchase/Sale of Securities. Except as otherwise provided in Section VI hereof, no Access Person may purchase or sell for his or her Personal Account any Security Held or to be Acquired by the Company without the prior written approval of the Compliance Officer on a pre-clearance form (attached hereto as Exhibit A). In determining whether to give such prior written approval, the Compliance Officer shall take into account whether the proposed transaction is likely to (i) impair such Access Person’s ability to be disinterested in making investment decisions, (ii) affect the market price for the Security in question or (iii) benefit from market reaction to the portfolio transactions of the Company. The Board of Directors of the Company shall implement appropriate procedures to monitor personal investment activity by Access Persons after pre-clearance has been granted. The procedure to be followed by each Access Person to obtain the prior written approval required by this paragraph is set forth in Schedule I to this Code of Ethics.

2. Blackout Periods and Short-Term Trading. Except as otherwise provided in Section VI hereof, no Access Person may execute a transaction in a Security for his or her Personal Account on a day during which the Company has a pending buy or sell order in such Security, until such order is executed or withdrawn. No Access Person may buy or sell a Security for his or her Personal Account within seven (7) calendar days before or after the Company trades in such Security. If an Access Person profits in his or her Personal Account from the purchase and sale, or sale and repurchase, within a period of sixty (60) calendar days of any Security (or equivalent Security), if at the time of such purchase or sale, or sale or repurchase, the Security is held by the Company, then such profits this shall be promptly remitted to the Company.

3. Initial Public Offerings and New Issues. No Access Person may acquire any Securities in an Initial Public Offering for his or her Personal Account, absent prior authorization by the Board of Directors of the Company, based upon a determination by the Board of Directors, of whether the investment opportunity should be reserved for the Company and its stockholders, and whether the opportunity is being offered to such individual by virtue of his or her position with the Company or relationship to the Company. Purchases of new issues in an Initial Public Offering shall be made with the spirit and intent of purchases made under an investment letter and shall be avoided if the individual involved feels that in any way he or she is receiving preferential treatment because of his or her association with the Company.

4. Limited Offerings. No Access Person may acquire Securities in a Limited Offering for his or her Personal Account, absent prior authorization by the Board of Directors of the Company, based upon a determination by the Board of Directors, of whether the investment opportunity should be reserved for the Company and its stockholders, and whether the opportunity is being offered to such individual by virtue of his or her position with the Company or relationship to the Company. Any Access Person who has acquired Securities in a Limited Offering must notify the Compliance Officer when he or she is involved in a subsequent consideration of an investment in the issuer of such Security on behalf of the Company. Such Access Person shall not purchase or sell Securities of such an issuer on behalf of the Company without independent review of such purchase or sale by an Access Person with no personal interest in the issuer.

5. Disclosure of Nonpublic Material Information. Covered Persons of the Company shall not disclose or tip, trade on, use, or appear to use any Nonpublic Material Information obtained in the course of or as a result of his or her relationship with the Company relating to (i) any Security (or Security which is convertible into such Security) Held or to be Acquired by the Company or (ii) the Company itself.

6. Reports. Written reports or other confidential information relating to a particular Security or to an industry prepared by the Company’s s staff shall not be communicated to any person who is not subject to this Code of Ethics.

7. Other Securities Firm Interests. No director, officer or employee of the Company shall have a direct or indirect interest in any entity engaged in the securities business.

8. Gifts and Other Benefits. No Access Person shall accept a personal gift of more than de minimis value from any person or entity that does business with or on behalf of the Company without the Consent of the Compliance Officer or, if the Compliance Officer is the recipient of the gift, without the consent of the President.

9. Service as a Director or Trustee. No Access Person may accept a position as a director or trustee of a company the shares of which are publicly traded (other than the Company), absent prior authorization by the Board of Directors of the Company based upon a determination by the Board of Directors that such service as a director or trustee would be consistent with the interests of the Company and its stockholders. The Board of Directors of the Company shall implement safeguards to address any potential conflicts of interest that may arise in the event it approves of any Access Person’s serving as a director or trustee of such a company. Any Access Person serving as a director or trustee of such a company normally shall be isolated from those making investment decisions relating to such company through a “Chinese Wall” or other procedures.

VI.	Exempted Transactions.

A. Non-Volitional Transactions. The prohibitions of Sections V(C)(1) and (2) shall not apply to purchases or sales which are non-volitional on the part of either the Access Person or the Company.

B. Automatic Investment Plans. The prohibitions of Sections V(C)(1) and (2) shall not apply to purchases which are part of an Automatic Investment Plan.

C. Rights. The prohibitions of Sections V(C)(1) and (2) shall not apply to purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

D. No Control. The prohibitions of Sections V(C)(1) and (2) shall not apply to purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

E. Not Eligible for Company Purchase. The prohibitions of Sections V(C)(1) and (2) shall not apply to purchases or sales which are not eligible for purchase or sale by the Company.

F. Certain Directors. Except with respect to transactions involving Initial Public Offerings and Limited Offerings, the prohibitions of Sections V(C)(1) and (2) shall not apply to a director of the Company who is subject to this Code of Ethics solely by reason of being a director of the Company unless the director knew, or in the course of fulfilling his or her official duties as a director, should have known that during the 15-day period immediately preceding or after the date of the transaction in a Security by the director, the Company purchased or sold such Security or that the Company considered purchasing or selling such Security.

G. Other Exceptions. The prohibitions of Section V(C)(2) shall not apply if the Compliance Officer grants an exception therefrom, in whole or in part, upon such conditions as the Compliance Officer may impose; provided, however, that the Compliance Officer may grant an exception only if he or she determines that no harm will result to the Company and that to require the return of profits, if any, derived from the prohibited conduct to the Company would be inequitable or result in undue hardship to the individual requesting the exception.

VII.	Reporting Requirements.

A. Initial and Annual Holdings Reports. Within ten (10) days of becoming an Access Person, each Access Person shall disclose to the Company in the form attached hereto as Exhibit B the title, type of security, ticker symbol or CUSIP number, number of shares and principal amount of each Security in which the Access Person had any direct or indirect Beneficial Ownership at the time he or she became an Access Person, the name of any broker, dealer or bank with whom such Access Person maintains an account in which any Securities were held for the direct or indirect benefit of such Access Person at the time he or she became an Access Person, and the date such report is submitted. As of December 31 of each year thereafter, each Access Person must update the information contained in the initial holdings report, which disclosure shall be made no later than 30 days after each December 31.

B. Quarterly Transaction Reports. Except as otherwise provided herein, each Access Person of the Company shall make a report containing the information described in Section VII(C) hereof to the Company with respect to transactions in any Security in which such Access Person has, or by reason of such transaction acquires, any Beneficial Ownership. The Company shall identify all Access Persons who are under a duty to make such reports to it and shall inform such persons of their duty.

C. Required Information. Each report required to be made hereunder, in the form attached hereto as Exhibit C, shall be delivered to the Company to the attention of its Compliance Officer not later than ten (10) days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

(i) the date of the transaction, the title, the ticker symbol or CUSIP number (as applicable), interest and maturity date (if applicable), the number of shares, and the principal amount of each Security involved;

(ii) the nature of the transaction (i.e. purchase, sale or any other type of acquisition or disposition);

(iii) the price at which the transaction was effected;

(iv) the name of the broker, dealer or bank with or through whom the transaction was effected; and

(v) the date that the report is submitted by the Access Person.

Such reports will be reviewed regularly by the Compliance Officer. Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect Beneficial Ownership in the Security. If required by law, the reports will also be available for inspection by the SEC staff, but will otherwise be afforded confidential treatment.

D. Exceptions. Notwithstanding paragraph VII (A) and (B) hereof, no person shall be required to submit a report: (1) with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control; (2) with respect to transactions effected pursuant to an Automatic Investment Plan; or (3) if such report would duplicate information contained in broker trade confirmations or account statements received by the Company with respect to the Access Person in the time period required by Section VII(C) hereof, provided that such broker trade confirmations or account statements are received no later than 30 days after the end of the applicable calendar quarter.

E. Access Persons must promptly report any violations of this Code of Ethics to the Compliance Officer.

VIII.	Sanctions.

All material violations of this Code and any sanctions imposed with respect thereto shall be reported immediately to the Board of Directors of the Company. Violation of this Code of Ethics or any section hereof is grounds for censure, suspension, dismissal of the violator, or other such sanctions as the Company deems appropriate. After each violation the Compliance Officer will devise a procedure to prevent a similar violation. The procedure will be discussed with and approved by the Board of Directors.

IX.	Interpretations and Exceptions.

Any questions regarding the applicability, meaning or administration of this Code of Ethics shall be referred by the person concerned in advance of any contemplated transaction to the Compliance Officer. Exemptions will be granted (in addition to those pursuant to Section VI hereof) by the Compliance Officer if, in his/her judgment, the fundamental obligation of the person involved is not compromised.

X.	Acceptance.

Each person to whom this Code of Ethics is applicable shall receive a copy of the same. Any amendments to this Code of Ethics shall be furnished similarly to each person to whom this Code of Ethics is applicable. Each Access Person shall certify by January 31 of each year that (i) he or she has read and understood this Code of Ethics and will abide by it, (ii) he or she has complied with the requirements of this Code of Ethics as of the date of signing, and (iii) that he or she has disclosed and reported all personal securities transactions required to be disclosed or reported under this Code of Ethics. A form of this statement is attached hereto as Exhibit C.

XI.	Recordkeeping.

The Company shall maintain the following in an easily accessible place:

•	a copy of this Code of Ethics and any other Code of Ethics which is, or at any time within the past five (5) years has been in effect;

•	records of any violations of this Code of Ethics and actions taken as a result of such violations for at least five (5) years after the end of the fiscal year in which the violation occurs;
•
copies of each report made under this Code of Ethics (i.e., reports required by Section VII of this Code of Ethics) for at least five (5) years after the end of the fiscal year in which the report is made;

•	a list of all persons who are, or have been, required to make reports pursuant to this Code of Ethics;
•	a copy of each report described in Section XII (C) of this Code of Ethics for at least five (5) years after the end of the fiscal year in which the report is made;
•
a record of any decision, and the reasons supporting the decision, to approve the acquisition by Access Persons of Securities in an Initial Public Offering or a Limited Offering for at least five (5) years after the end of the fiscal year in which the approval is granted.

XII.	Miscellaneous.

A. Confidentiality. All reports of securities transactions and any other information filed with the Company pursuant to this Code of Ethics shall be treated as confidential.

B. Code Approval. The Boards of Directors of the Company, including a majority of the disinterested Directors, must approve this Code of Ethics, and any material changes to this Code of Ethics. Before approving this Code of Ethics or any amendment to this Code of Ethics, the Board of Directors of the Company must receive a certification from the Company that it has adopted procedures reasonably necessary to present Access Persons from violating this Code of Ethics. The Board of Directors of the Company must approve a material change to this Code of Ethics no later than six months after adoption of the material change.

C. Periodic Review and Reporting. At least annually, the Compliance Officer shall furnish a written report to the Board of Directors of the Company, that:

(i) provides a summary of the Company’s existing procedures concerning personal investing by officers, directors, and employees of the Company and any changes in such procedures made during the preceding year;

(ii) describes any issues arising under this Code of Ethics or the Company’s Procedures since the last report, including, but not limited to, information about material violations of the Code of Ethics or Procedures and sanctions imposed in response to the material violations;

(iii) describes any recommended changes to this Code of Ethics; and

(iv) certifies that the Company has adopted procedures reasonably necessary to prevent Access Persons from violating this Code of Ethics.

XIII.	Effective Date.

The provisions of this Code of Ethics shall be effective on and after March 1, 2005, and amendments shall become effective when promulgated.

SCHEDULE I

PROCEDURES FOR IMPLEMENTATION OF CODE OF ETHICS

The following procedures have been adopted by the Board of Directors of Universal Capital Management Inc. (the “Company”), to ensure compliance with its Code of Ethics.

I. Designation of Compliance Officer

♦ The Company’s Chief Compliance Officer is hereby designated as the Compliance Officer for the Code of Ethics.

♦ The Compliance Officer shall oversee compliance by officers, directors, and employees of the Company with the Code of Ethics.

♦ The Compliance Officer may designate an employee of the Company to assist in administrative matters relating to the Code of Ethics.

II. Pre-clearance

♦ The Compliance Officer shall be responsible for pre-clearing the purchase or sale of a Security by any Access Person.

III. Education

♦ The Compliance Officer shall be responsible for educating all officers, directors and employees of the Company regarding the Company’s Code of Ethics.

♦ The Compliance Officer shall distribute to all directors, officers and employees, upon their commencement of service with the Company, and thereafter on an annual basis, a copy of the Company’s Code of Ethics.

♦ The Compliance Officer shall explain to each officer, director and employee of the Company all applicable provisions of the Code of Ethics (i) upon commencement of such individual’s service with the Company, and (ii) thereafter, on an annual basis. This annual requirement may be satisfied by an informational meeting that is attended by all officers, directors and employees.

♦ The Compliance Officer shall obtain from all officers, directors and employees a signed statement that they have reviewed and understand the Code of Ethics, in substantially the form of Exhibit D to the Code of Ethics, (i) upon commencement of such individual’s service with the Company, (ii) upon any amendment to the Code of Ethics and (iii) in any event, on an annual basis. The Compliance Officer shall maintain a file that contains such statements.

IV. Confidential Information

♦ The Compliance Officer shall maintain all preclearance forms, written reports and other confidential information submitted pursuant to the Code of Ethics in a locked, secure area, and shall require that all persons who have access to such information sign a statement agreeing that they shall maintain such information in confidence.

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V. Reports under the Code of Ethics

♦ The Compliance Officer shall promptly review all preclearance forms, initial, quarterly and annual reports, confirmations, periodic reports and any other materials submitted pursuant to the Code of Ethics (collectively, the “Required Reports”).

♦ The Compliance Officer shall make a record of all Required Reports that have not been submitted or have not been submitted on a timely basis and shall submit such record to the Company’s Board of Directors, together with the report required by Section VII of these Procedures.

VI. Monitoring Conflicts of Interest

♦ The Compliance Officer shall document conflicts and shall submit information relating to such conflict to the Company’s Board of Directors. Securities involved will be placed on a watch list and the Compliance Officer will apprise Access Persons of the potential conflict and will advise them against further trading in such Security.

VII. Annual Review of Code of Ethics

♦ The Compliance Officer shall review the Code of Ethics and all statements signed by Access Persons regarding the Code of Ethics on an annual basis and shall certify to the Company’s Board of Directors that he or she has conducted such a review and, if applicable, that no violations of the Code of Ethics occurred during the preceding year and that the Company has adopted procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics.

VIII. Violations of the Code of Ethics

♦ The Compliance Officer shall submit a written report to the Company’s Board of Directors upon the occurrence of a violation of the Code of Ethics. The report shall contain recommendations for possible disciplinary action, the details of any investigation and the resolution of the violation. The report shall detail what steps were taken to prevent a recurrence, an evaluation of the current procedures and any recommendation for improvement.

IX. Amendments to these Procedures

♦ These Procedures may be amended from time to time by the Board of Directors of the Company.

Adopted March 1, 2005

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EXHIBIT A

PERSONAL SECURITY TRANSACTION PRE-CLEARANCE AND APPROVAL FORM

Date: ___________________

Pre-clearance is requested for a transaction involving

(name of issuer and type of security)

for my personal account, or an account in which I have a direct or indirect beneficial interest, or an account with respect to which I exercise investment discretion and have a beneficial interest. Pre-clearance for this transaction is requested for the account of ____________________________(name)

This transaction will be effected through _____________________________________________(name of broker, dealer or bank)

I hereby represent that this transaction does not involve the acquisition of securities in an Initial Public Offering or in a Limited Offering. I hereby further represent I have no material nonpublic information with respect to the issuer of such security.

I understand this pre-clearance is valid only for transactions on the date shown below.

__________________________________
(signature)

__________________________________
Date

The foregoing transaction is hereby approved.

UNIVERSAL CAPITAL MANAGEMENT, INC.

By: ______________________________

Date: ____________________________

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EXHIBIT B

CONFIDENTIAL

Report to
Universal Capital Management, Inc.
of Securities Holdings

NAME: _________________     For the Year Ended ___________     Initial Report __________

Name of Security	Type of Security	Ticker Symbol or Cusp Number	Number of Shares	Principal Amount Held

Name of any Broker, Dealer or Bank in Which any Securities are Held for Your Direct or Indirect Benefit:

I hereby represent that I had no material nonpublic information with respect to the issuers of the securities covered by this report and that I have reported all holdings that I am required to report.

________________________	_______________________
Signature	Date
Please return to the Compliance Officer.

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Exhibit C

CONFIDENTIAL

Report to
Universal Capital Management, Inc.
of Securities Transactions

NAME: ________________________________________	For the Quarter Ended _______________

Name of Security	Type of Security	Ticker Symbol or Cusp Number	Quantity or Principal Amount	Interest Rate and Maturity Date	Nature of Transaction	Unit Price	Broker, Dealer or Bank Effecting Transaction	Date of Transaction

C-1

I hereby represent that I had no material nonpublic information with respect to the issuers of the securities covered by this report.

Check if the following is applicable:

This report shall not be construed as an admission that I have any direct or any indirect beneficial ownership in the security.

I have reported all transactions which I am required to report. I have omitted any transactions in thrift plans, Federal government securities, money market instruments, open-end mutual funds or automatic reinvestment plans, or purchases through the exercise of pro-rata rights.

_________________________________	_______________
Signature	Date

Please return to the Compliance Officer of the Company.

Date Report Submitted _______________________

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EXHIBIT D

Statement Re: Code of Ethics of
UNIVERSAL CAPITAL MANAGEMENT, INC.

The undersigned hereby certifies that he or she has read and will abide by the Code of Ethics, dated March 1, 2005, as it may be subsequently amended, and that he or she knows such failure may constitute a violation of Federal securities laws and regulations, which may subject him or her to civil liabilities and criminal penalties. The undersigned acknowledges that (i) he or she has read and understood the Code of Ethics and will abide by it, (ii) he or she has complied with the requirements of this Code of Ethics as of the date set forth below, and (iii) that he or she has disclosed and reported all personal securities transactions required to be disclosed or reported under the Code of Ethics. The undersigned further acknowledges that failure to observe the provisions of the Code of Ethics could be a basis for dismissal for cause.

____________________________
Name

____________________________
Date

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